Exhibit 10.6(c)

THIRD AMENDMENT TO LEASE

This is the Third Amendment (“Third Amendment”) to that certain NNN Lease dated September 1, 2017 (previously erroneously stated in the First and Second Amendments to have been executed on August 7, 2017) as amended by the First Amendment thereto dated January 21, 2018 and the Second Amendment thereto dated March 27, 2018 (as amended, the “Lease”) made and entered into by and between OUSTER, INC., a Delaware corporation (“Tenant”), and SIC-350 TREAT, LLC, a Delaware limited liability company ("Landlord").

RECITALS

WHEREAS, Landlord and Tenant are parties to the above referenced Lease for Premises located at 350 Treat Avenue, San Francisco, California 94107 (the “Premises”) for a Lease Term that is scheduled to expire on January 31, 2023; and

WHEREAS, Landlord and Tenant now desire to (i) extend the Term of the Lease, (ii) provide for an additional tenant improvement allowance, and (iii) amend certain other terms and conditions of the Lease, all as hereinafter set forth; and

WHEREAS, capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is amended as follows.

AGREEMENT

1.    Extension of Term. Landlord and Tenant hereby agree that the Term of the Lease is extended for four (4) years and seven (7) months and shall expire on August 31, 2027. The period from February 1, 2023 to August 31, 2027 is referred to herein as the “Extended Term”. Tenant shall continue to have the option to further extend the Term of the Lease pursuant to Article 34B of the Lease.

2.    Base Monthly Rent. Landlord and Tenant hereby agree that the Base Monthly Rent payable under the Lease during the Extended Term shall be payable in the following amounts.

Base Monthly Rent

Period	Annual Base Rent	Base Monthly Rent	Rate Per Rentable Sq. Ft. per year
February 1, 2023 through August 31, 2023*	$1,605,120.00*	$133,760.00*	$61.44*
September 1, 2023 through August 31, 2024	$1,653,273.60	$137,772.80	$63.28
September 1, 2024 through August 31, 2025	$1,702,871.81	$141,905,98	$65.18
September 1, 2025 through August 31, 2026	$1,753,957.96	$146,163.16	$67.14
September 1, 2026 through August 31, 2027	$1,806,576.70	$150,548.06	$69.15

*Base Monthly Rent payable by Tenant shall be abated during the months of February, 2023 and March, 2023 (2 months of Base Monthly Rent abatement). If prior to or during said period of abated Base Monthly Rent, Tenant commits a default under this Lease and does not cure it within the time provided for cure, if any, and such default is not waived by Landlord, the foregoing abatement of Base Monthly Rent shall immediately cease, Tenant shall promptly reimburse Landlord for the previously abated Base Monthly Rent, and Tenant shall thereafter pay the full Base Monthly Rent, without the abatement. If this Lease shall terminate prior to its scheduled Expiration Date due to a Default by Tenant, Tenant shall reimburse Landlord the amount of the abated Base Monthly Rent.

3.    Tenant Improvement Allowance. Landlord shall provide Tenant with a Tenant Improvement Allowance in the amount of $45.00 per rentable square foot of the Building (a total of $45 x 26,125 =
$1,175,625.00) to be used to reimburse Tenant for real property improvements that were made to the Premises prior to the date of this Third Amendment (and not for furnishing, fixtures or equipment). The Tenant Improvement Allowance shall be disbursed by Landlord to Tenant within ten (10) business days following the full execution of this Third Amendment in accordance with payment instructions provided by Tenant to Landlord. Landlord acknowledges that Landlord has received such supporting documentation as Landlord has reasonably requested with respect to such reimbursement.

4.    Security Deposit/Letter of Credit. Pursuant to the terms of the Lease, Landlord currently holds a letter of credit as a Security Deposit in the amount of $547,963.70. Tenant shall maintain such letter of credit (or any replacement letter of credit permitted pursuant to the Lease) until the date that is three (3) months after the expiration of the Term of the Lease, as extended by this Third Amendment.

In lieu of the Security Deposit Reduction provisions set forth in the Basic Lease Information provisions of the Lease, and which provisions are hereby deleted in their entirety; provided Tenant is not then in Default under the terms of the Lease, the letter of credit will be reduced as follows:

The letter of credit shall be reduced on November 1, 2021 to the amount of $450,000.00. The letter of credit shall be reduced on September 1, 2025 to the amount of $300,000.00. The letter of credit shall be reduced on September 1, 2026 to the amount of $150,000.00.

5.    Status of Lease. Except as set forth herein, the Lease shall remain unamended and in full force and effect. This Third Amendment and the Lease shall be construed as a whole in order to effectuate the intent of the parties to amend the Lease in the manner specified in this Third Amendment. If any provision of the Lease conflicts with the terms of this Third Amendment, then the provisions of this Third Amendment shall control.

6.    Representations and Warranties of Tenant. As a material inducement to Landlord to enter into this Third Amendment, Tenant represents and warrants to Landlord that, as of the date of this Third Amendment, to Tenant’s knowledge, (a) there are no defaults by Tenant under the Lease, and (b) no circumstance has occurred which, but for the expiration of any applicable grace period, would constitute an event of default by Landlord or Tenant under the Lease.

7.    Brokers. Neither party hereto has had any dealings with any real estate broker, agent or finder, in connection with this Third Amendment other than Newmark (“Broker”) representing Tenant, and neither party hereto knows of any other real estate broker, agent or finder who is entitled to a commission in connection with this Third Amendment. Landlord shall pay Broker a procuring leasing commission per a separate agreement signed February 27, 2020. Landlord agrees to indemnify and defend Tenant against and hold Tenant harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission, finder’s fee, or equivalent compensation owing to Broker or any party other than Broker on account of any dealings with any real estate broker, agent or finder, occurring by, through or under Landlord in connection with this Third Amendment. Tenant agrees to indemnify and defend Landlord against and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission, finder’s fee, or equivalent compensation owing to any party other than Broker on account of any dealings with any real estate broker, agent or finder, occurring by, through or under Tenant in connection with this Third Amendment.

8.    Entire Agreement. All understandings and agreements, oral or written, previously made between the parties hereto pertaining to the subject matter hereof are merged in this Third Amendment, which alone fully and completely expresses the agreement between Landlord and Tenant. No modification, waiver or amendment of this Third Amendment or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord.

9.    Authority. Each party to this Third Amendment represents hereby that the person signing this Third Amendment on behalf of such party has the authority to execute and deliver the same. Each provision of this Third Amendment shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also of their respective heirs, legal representatives, successors and assigns.

10.    Signatures. The parties hereto consent and agree that this Third Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Third Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Third Amendment electronically, and (2) the electronic signatures appearing on this Third Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment to Lease as of the 15th day of November, 2021.

TENANT

OUSTER, INC., a Delaware corporation

By: /s/ Angus Pacala
Print Name: Angus Pacala
Its: CEO

LANDLORD

SIC – 350 TREAT, LLC, a Delaware limited liability company

By: The Swig Company, LLC, a Delaware limited liability company Property Manager

By: Philip Connor Kidd IV
Philip Connor Kidd IV
Executive Vice President & Director of Asset Management

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